UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 14, 2003

ANDREA ELECTRONICS CORPORATION
(Exact name of registrant as specified in its charter)

New York	1-4324	11-0482020
(State or other Jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

45 Melville Park Road, Melville, New York 11747
(Address of principal executive offices)

(631) 719-1800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure

        On April 14, 2003, Andrea Electronics Corporation (the “Company”) issued a press release, a copy of which is attached to this report as Exhibit 99.1, announcing Fourth Quarter and Year End 2002 Results.

        This information is being filed pursuant to Item 12 of Form 8K and is being presented under Item 9 as provided in the Commission's interm guidance regarding Form 8-K Item 11 and Item 12 filings (Release No. 34-47583).

Item 7. Financial Statements and Exhibits.

      (c) Exhibits

Number	Description

99.1	Press release, dated April 14, 2003

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANDREA ELECTRONICS CORPORATION

Dated: April 16, 2003	By:
Richard A. Maue
Executive Vice President, Chief Financial
Officer and Corporate Secretary

Exhibit 99.1

Press Release, dated April 14, 2003

AT ANDREA ELECTRONICS
Richard A. Maue,
Chief Financial Officer
   (800) 442-7787

FOR IMMEDIATE RELEASE

April 14, 2003

ANDREA ELECTRONICS CORPORATION ANNOUNCES FOURTH QUARTER AND YEAR END 2002 RESULTS

Melville, New York, April 14, 2003 – Andrea Electronics Corporation (AMEX: AND) announced today that net sales for the year ended December 31, 2002, were approximately $7.2 million versus $9.9 million in the prior year. Net loss applicable to common shareholders for the year ended December 31, 2002 was approximately $21.1 million, or $1.12 per share on a diluted basis, versus net loss applicable to common shareholders of approximately $21.7 million, or $1.43 per share on a diluted basis, for the year ended December 31, 2001. For the fourth quarter ended December 31, 2002, net sales were approximately $2.3 million, versus $1.8 million in the same period in 2001. Net loss applicable to common shareholders for the three months ended December 31, 2002, was approximately $14.0 million or $0.69 per share on a diluted basis, compared to a net loss applicable to common shareholders of approximately $6.8 million, or $0.42 per share on a diluted basis, for the three months ended December 31, 2001.

	Three Months Ended		Twelve Months Ended
(In thousands, except per share information)	12/31/02	12/31/01	12/31/02	12/31/01
Net Revenues	$2,303	$1,751	$7,243	$9,921

Restructuring Charges, including cost of sales	$--	$(4,126)	$--	$(4,126)

Loss From Operations	$(1,387)	$(6,673)	$(6,424)	$(13,794)

Loss Before Provision for Income Taxes and Cumulative Effect of Change in Accounting Principle	$(1,384)	$(6,647)	$(6,400)	$(13,630)
Provision for Income Taxes[1]	--	--	(1,806)	--

Loss Before Cumulative Effect of Change in Accounting Principle	(1,384)	(6,647)	(8,206)	(13,630)
Cumulative Effect of Change in Accounting Principle	(12,459)	--	(12,459)	--

Net Loss	(13,843)	(6,647)	(20,665)	(13,630)
Non-Cash Charge Attributable to Beneficial Conversion Feature	--	--	--	7,500
Preferred Stock Dividend	109	134	467	565

Net Loss Attributable to Common Shareholders	$(13,952)	$(6,781)	$(21,132)	$(21,695)

PER SHARE INFORMATION:
Net Loss Per Share before cumulative effect of change in accounting principle for goodwill - Basic and Diluted	$(0.08)	$(0.42)	$(0.46)	$(1.43)
Cumulative effect of change in accounting principle for goodwill - Basic and Diluted	(0.61)	--	(0.66)	--

Net Loss Attributable to Common Shareholders- Basic and Diluted	$(0.69)	$(0.42)	$(1.12)	$(1.43)

Common Shares Used in Computing Per Share Data - Basic and Diluted	20,320,427	20,320,427	20,320,427	20,320,427

1 During the third quarter 2002, the Company increased its valuation allowance against its previously recorded net deferred tax assets by $1.8 million, effectively creating a valuation allowance, or reserve, to be 100% of the Company’s then existing $17.4 million of gross deferred tax assets

Factors that contributed to the net loss for the fourth quarter ended December 31, 2002 included decreasing levels of net revenues, significant investments in research and development activities primarily associated with the Company’s efforts in developing digital signal processing (DSP) based microphone technologies, significant general operating and overhead expenses related to marketing the Company’s DSP products and technologies, particularly to the automotive telematics and PC communications markets, and intangible amortization expense. In addition, the Company completed its impairment testing during the fourth quarter 2002 in accordance with a new accounting pronouncement, Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (FAS 142). The Company recorded an impairment charge of approximately $12.5 million as a cumulative effect of a change in accounting principle in accordance with this new pronouncement and reduced goodwill to zero. Furthermore, the loss applicable to common shareholders for the three months ended December 31, 2002, includes the effect of approximately $109 thousand in preferred stock dividends.

Research and development expenses for the year ended December 31, 2002 increased 5% to $3,642,550 from $3,462,340 for the year ended December 31, 2001. The substantial amount of research and development is a reflection of our efforts to develop and commercialize DSP microphone and audio technologies, coupled with, to a lesser extent, efforts in Aircraft Communication product technologies and Andrea Anti-Noise headset products. We believe that continued research and development spending should provide Andrea with a competitive advantage, however, as part of our overall effort to conserve cash, we intend to reduce the relatively high levels of such expenses during fiscal 2003.

General, administrative and selling expenses decreased approximately 36% to $5,577,579 for the year ended December 31, 2002 from $8,724,784 for the year ended December 31, 2001. These decreases are primarily due to cost reduction efforts, as well as our adoption, on January 1, 2002, of FAS 142. Under FAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed for impairment from time to time. The adoption of this pronouncement, in addition to the aforementioned charge described above, resulted in a decrease of $1,128,187 in amortization expense for 2002 when compared to the prior year. With respect to 2003, as a result of the sale of our Aircraft Communications Products segment on April 11, 2003, as well as our overall effort to conserve cash, we believe that selling, general and administrative expenses will decline substantially.

KEY FIRST QUARTER 2003 EVENTS TO DATE

  Andrea Electronics Sold its Aircraft Communications Products Division
  Andrea Electronics Launches USB Audio Peripheral
  EDN Magazine Selects Andrea Electronics' PureAudio Noise Reduction Algorithm as One of 2002's Top 100 Products
  Ford Selects Andrea Electronics' Microphone Array for Inclusion in Demonstration Vehicle at the North American International Auto Show 2003

KEY FOURTH QUARTER 2002 EVENTS

  Marconi Selects Andrea Electronics to Provide Audio Technologies for Virtual Presence Communications System
  NASA Selects Andrea's Digital Microphone Technologies
  Andrea Electronics' Microphone Array Selected for OnStar System in Cadillac XLR

About Andrea Electronics

Andrea Electronics Corporation designs, develops and manufactures audio technologies and equipment for enhancing applications that require high performance and high quality voice input. The Company’s patented Digital Super Directional Array (DSDA), patented PureAudio, patented EchoStop and patent-pending Directional Finding and Tracking Array (DFTA) far-field microphone technologies enhance a wide range of audio products to eliminate background noise and ensure the optimum performance of voice applications. Applications for the Company’s technologies include: speech recognition programs, Internet telephony, video/audio conferencing, automobile PCs, home automation systems, hand-held devices and multiplayer online games, among others. Visit Andrea Electronics’ website at www.AndreaElectronics.com or call 1-800-707-5779.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “seeks,” variations of such words, and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve matters that are subject to certain risks, uncertainties and assumptions that are difficult to predict, including economic, competitive, governmental, technological and other factors, that may affect the business and prospects of Andrea Electronics Corporation (the “Company”). The Company cautions investors about the following significant factors, which, among others, have in some cases affected the Company’s actual results and are in the future likely to affect the Company’s actual results and could cause them to differ materially from those expressed in any forward- looking statements: the rate at which Andrea Anti-Noise, DSDA, DFTA and other Andrea technologies are accepted in the marketplace; the competitiveness of Andrea Anti-Noise, DSDA, DFTA and other Andrea products in terms of technical specifications, quality, price, reliability and service; the sufficiency of the Company’s funds for research and development, marketing and general and administrative expenses; infringement and other disputes relating to patents and other intellectual property rights held or licensed by the Company or third parties; the Company’s continuing ability to enter and maintain collaborative relationships with other manufacturers, software authoring and publishing companies, and distributors; the emergence of new competitors in the marketplace; the Company’s ability to compete successfully against established competitors with greater resources; the uncertainty of future governmental regulation; the Company’s ability to obtain additional funds; and general economic conditions. No assurance can be given that the Company will achieve any material sales or profits from the products introduced in this release. These and other similar factors are discussed under the heading “Cautionary Statement Regarding Forward-looking statements” included in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Annual Report on Form 10-K and in the Company’s Annual Report to shareholders, and in documents subsequently filed by the Company with the Securities and Exchange Commission.

ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2002	2001	2000
REVENUES
Net Product Revenues from Operations	$6,289,315	$10,258,875	$15,567,664
License Revenues	953,356	--	--

Revenues	7,242,671	10,258,875	15,567,664
SALES RETURNS - RESTRUCTURING	--	(337,499)	--

Net Revenues	7,242,671	9,921,376	15,567,664

COST OF SALES - OPERATING	4,446,121	7,401,605	11,279,649
COST OF SALES - RESTRUCTURING	--	2,573,339	--

Cost of sales	4,446,121	9,974,944	11,279,649

Gross margin (deficit)	2,796,550	(53,568)	4,288,015

RESEARCH AND DEVELOPMENT EXPENSES	3,642,550	3,462,340	4,694,116
RESTRUCTURING CHARGES	--	1,552,892	--
GENERAL, ADMINISTRATIVE AND SELLING EXPENSES	5,577,579	8,724,784	9,373,025

Loss from operations	(6,423,579)	(13,793,584)	(9,779,126)

OTHER INCOME (EXPENSE):
Interest income	3,448	193,087	416,393
Interest expense	(10,967)	(51,746)	(233,880)
Rent and miscellaneous income	31,257	22,134	22,261

Other Income	23,738	163,475	204,774

LOSS BEFORE PROVISION FOR INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE FOR GOODWILL	(6,399,841)	(13,630,109)	(9,574,352)

PROVISION FOR INCOME TAXES	1,806,615	--	--

Loss before cumulative effect of change in accounting principle	(8,206,456)	(13,630,109)	(9,574,352)
for goodwill
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE FOR GOODWILL	(12,458,872)	--	--

Net loss	(20,665,328)	(13,630,109)	(9,574,352)
NON-CASH CHARGE ATTRIBUTABLE TO PREFERRED STOCK BENEFICIAL CONVERSION FEATURE	--	7,500,000	--

PREFERRED STOCK DIVIDENDS	466,695	564,604	351,209

Net loss attributable to common shareholders	$(21,132,023)	$(21,694,713)	$(9,925,561)

PER SHARE INFORMATION
Net Loss Per Share before cumulative effect of change in accounting principle for goodwill - Basic and Diluted	$(0.46)	$(1.43)	$(0.72)
Cumulative effect of change in accounting principle for goodwill - Basic and Diluted	(0.66)	--	--

Net Loss Per Share - Basic and Diluted	$(1.12)	$(1.43)	$(0.72)

Shares used in computing net loss per share - Basic and Diluted	18,851,317	15,190,834)	13,748,945